PROSPECTUS SUPPLEMENT
(To Prospectus dated July 3, 1997)


                             $115,000,000

                       COMVERSE TECHNOLOGY, INC.

          5 3/4% Convertible Subordinated Debentures due 2006 initially convertible into 2,513,661 Shares of Common Stock, $.10 par value


          Set forth in this Prospectus Supplement is certain updating information regarding the Selling Holders and the price range of the Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.


July 28, 1997

            PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on the Nasdaq National
Market under the symbol "CMVT." The following table sets forth, for the periods indicated, the range of high and low closing sales prices for the Common Stock, as reported by Nasdaq.

                                                      Low       High
 1994
    First Quarter ..........................        $ 8.0     $15.63
    Second Quarter .........................          8.2      10.50
    Third Quarter ..........................          8.7      11.13
    Fourth Quarter .........................          9.8      14.25

 1995
    First Quarter ..........................        $11.0     $14.63
    Second Quarter .........................         13.2      18.25
    Third Quarter ..........................         17.1      23.38
    Fourth Quarter .........................         19.9      25.69

 1996
    First Quarter ..........................        $16.6     $25.13
    Second Quarter .........................         23.3      31.19
    Third Quarter ..........................         23.7      41.38
    Fourth Quarter .........................         32.5      38.13

 1997
    First Quarter ..........................        $36.8     $46.38
    Second Quarter .........................        $36.5     $52.00
    Third Quarter (through July 25, 1997)...        $49.0     $52.81

     On July 25, 1997, the last reported sale price of the Common
Stock on the Nasdaq National Market was $49.57. As of July 2, 1997, there were approximately 1,593 holders of record of the Common Stock.

     The Company has never declared or paid dividends on its capital stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, to finance the development and growth of its business.

                            SELLING HOLDERS

     The Debentures were originally issued by the Company and sold by the Initial Purchaser, in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

     The following table sets forth information with respect to the Selling Holders and the respective principal amounts of Debentures and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act. Finally, additional Selling Holders may from time to time be identified and information with respect to such Selling Holders be provided in a Prospectus Supplement.



                                             Principal Amount of            Number of
                                                Debentures                 Shares of
                                             Beneficially Owned           Common Stock
     Selling Holder                          and Offered Hereby       Beneficially Owned(1)

Equitable Life Assurance --
  Separate Account Convertibles ...............   $4,450,000                  --
J.P. Morgan Securities Inc. -- Whitefriars ....    4,000,000                  --
Lincoln National Life Insurance Company .......    3,818,000                  --
Husic Capital Management as a Discretionary
Asset Manager for the Ameritech Pension Plan ..    3,000,000                  --
State of Oregon Equity ........................    3,000,000                  --
AIM Charter Fund, a series of AIM
  Equity Funds, Inc. ..........................    2,000,000                  --
Van Kampen American Capital Harbor Fund .......    2,000,000                  --
Hudson River Trust Balanced Account ...........    1,765,000                  --
Memphis Light, Gas & Water Retirement Fund ....    1,750,000                  --
Carrigaholt Capital (Bermuda) L.P. ............    1,600,000                  --
Sheperd Investments International, Ltd. .......    1,600,000                  --
Stark International ...........................    1,600,000                  --
Kellner, DiLeo & Co. ..........................    1,550,000                  --
Hudson River Trust Growth Investors ...........    1,425,000                  --
Delta Air Lines Master Trust ..................    1,400,000                  --
Lehman Brothers Inc. ..........................    1,350,000                  --
Hospital Corp. of America
  Money Purchase Plan .........................    1,320,000                  --
Phoenix Income & Growth Fund ..................    1,250,000                  --
Hudson River Trust Growth & Income ............    1,210,000                  --
Class 1 C, L.P. ...............................    1,100,000                  --
Paloma Securities L.L.C .......................    1,010,000                  --
Merrill Lynch Capital Markets P.L.C ...........    1,000,000                  --



                                             Principal Amount of            Number of
                                                Debentures                 Shares of
                                             Beneficially Owned           Common Stock
     Selling Holder                          and Offered Hereby       Beneficially Owned(1)


Lincoln National Convertible Securities Fund ..    $865,000                   --
Forest Fulcrum Fund LP ........................     810,000                   --
The Dow Chemical Company
  Employees' Retirement Plan ..................     790,000                   --
Pacific Mutual Life Insurance Company .........     750,000                   --
TQA Vantage Fund Ltd. .........................     725,000                   --
Port Authority of Allegheny County
  Retirement and Disability Allowance
  Plan for the Employees Represented
  by Local 85 of the Amalgamated Transit Union      675,000                   --
Silverton International Fund Limited ..........     640,000                   --
Champion International Corporation
  Master Retirement Trust .....................     575,000                   --
The Hotel Union & Industry of Hawaii ..........     575,000                   --
RJR Nabisco, Inc. Defined Benefit Master Trust      560,000                   --
Ingelsa Ltd. ..................................     500,000                   --
Value Line Convertible Fund ...................     500,000                   --
The HCA Foundation ............................     460,000                   --
Forest Fulcrum Fund Ltd. ......................     400,000                   --
The Sumitomo Trust & Banking Co., Ltd. ........     400,000                   --
Equitable Life Assurance-- Separate Account
  Balanced.....................................     375,000                   --
Van Kampen American Capital
  Convertible Securities Fund .................     350,000                   --
Weirton Trust .................................     350,000                   --
Associated Electric and Gas Insurance
  Services Ltd.................................     275,000                   --
Starvest Discretionary ........................     250,000                   --
Walker Art Center .............................     240,000                   --
AIM VI Growth and Income Fund, a series
  of AIM Variable Insurance Funds, Inc. .......     200,000                   --
The Hotel Union -- ILWU Pension Trust .........     200,000                   --
Greyhound Lines Fund ..........................     150,000                   --
LLT Ltd. ......................................     140,000                   --
David Lipscomb University .....................     135,000                   --
Fiducie Desjardins ............................      65,000                   --
Savings & Investment Trust ....................      35,000                   --
United National Life Insurance Co. ............      30,000                   --
                                                 ----------               ---------


          Total................................ $55,218,000                  --
                                                ===========               =========

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(1)  Excludes shares of Common Stock issuable upon conversion of Debentures.